EXHIBIT A-3

                            GADLINE, LTD.

              EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Agreement is entered into as of the Closing Date (as such term is defined in the Share Purchase Agreement referred to below) by and between GADline, Ltd. (the "Company"), which upon the Closing shall become a subsidiary of Com21, Inc. ("Parent"), and [________________], Israel Identification Number [_______] (the "Employee"). Unless otherwise defined herein, the terms defined in the Share Purchase Agreement shall have the same defined meanings in this Agreement.

                              RECITALS

A. The Company, the Parent, each of the Sellers party thereto, and Ofir Zemer, as Sellers' Representative, have entered into a Share Purchase Agreement, dated as of April 18, 2000, as amended (the "Share Purchase Agreement"), providing for the acquisition of the Ordinary Shares of the Company held by the Sellers (the "Share Purchase").

B.	The Company and Employee wish to enter into an employment
relationship on the terms and conditions contained in this Agreement.

C.	The Parent and Company have spent significant time, effort,
and money to develop certain Proprietary Information (as defined in the Invention Assignment Agreement referenced herein), which the Parent and Company consider vital to their business and goodwill. The Proprietary Information has been and will necessarily be communicated to or acquired by Employee in the course of his employment with the Company, and the Company wishes to hire Employee only if, in doing so, it can protect its and the Parent's Proprietary Information and goodwill.

D.	Employee is a key employee of the Company and has been
actively involved in the development and marketing of the Company's business. In connection with the Share Purchase, the Parent will acquire all of Employee's Ordinary Shares of the Company. The Parent intends to continue the business of the Company after the Closing Date of the Share Purchase as a business unit. To preserve and protect the assets of the Company, including the Company's goodwill and customers, to preserve and protect the Company's goodwill and business interests going forward, in consideration for the Company entering into and performing its obligations under the Share Purchase Agreements, and to induce the Parent to enter into the Share Purchase Agreement and to acquire all of Employee's Ordinary Shares of the Company, the Employee has agreed to enter into this Agreement.

                              AGREEMENT

NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and the Company, intending to be legally bound, agree as follows:

1. Duties and Scope of Employment. As of the Closing Date, Employee will serve as [position] of the Company, reporting to the Company's [____________] and assuming and discharging such responsibilities as are commensurate with Employee's position. Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the performance of his duties hereunder.

2. Term and Termination. This Agreement commences as of the Closing Date and shall continue for an indefinite term until terminated in accordance with the terms hereof (the "Employment Term"). The parties agree that the Employee's employment with the Company may be terminated at any time with or without cause, subject to applicable law, upon the provision of thirty (30) days written notice to the Employee. Notwithstanding the aforesaid, in the event that the Employee's employment is terminated for Good Cause (as hereinafter defined), Employee shall not be entitled to such notice period.

3. Work Hours. Employee's position is a "senior managerial position", as defined in the Work and Rest Hours Law, 1951, and requires a high level of loyalty and trust. Accordingly, the provisions of such law shall not apply to Employee and Employee agrees that he may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

4. Foreign Travel. Employee's employment with the Company may require frequent travel outside of Israel, and Employee agrees to such travel as may be necessary in order to fulfill his duties to the Company.

5. Compensation and Benefits.

   (a) Base Salary. For all services to be rendered by Employee pursuant to this Agreement, Employee shall receive Employee's monthly salary of NIS ________ (the "Base Salary"). The Base Salary shall be paid no later than the ninth day of the following month and shall be subject to such additional annual increases as the Company deems appropriate in accordance with the Company's customary salary guidelines.

   (b) Automobile. During the Employment Term, Employee shall continue to have use of the automobile, if any, which is currently provided by the Company subject to and in accordance with the terms and conditions in effect immediately prior to the Closing Date.

   (c) Telephone. During the Employment Term, Employee shall continue to have use of any telephone which is currently provided by the Company subject to and in accordance with the terms and conditions in effect immediately prior to the Closing Date.

   (d) Discretionary Bonuses. The Company will review Employee's performance on an annual basis, and may, in its reasonable discretion, award the Employee a performance bonus.

   (e) Existing Share Options. As of the Closing, each outstanding option to purchase Ordinary Shares of the Company held by Employee, whether or not vested, shall be assumed by the Parent in accordance with the terms and conditions of the Share Purchase Agreement. Employee acknowledges that the value of Parent's options which shall replace Employee's options as set out herein are of a value equal to or greater than the options currently held by Employee.

   (f) Parent Stock Options. Employee will receive "Purchaser Options" pursuant to Section 6.9 of the Share Purchase Agreement. While employed hereunder, Employee may be granted additional stock options in such amounts as shall be determined by the Parent's Compensation Committee. Each stock option granted hereunder shall have an exercise price equal to the fair market value of the Parent's Common Stock on the date of its grant and shall be subject to the terms, definitions and provisions of the Parent's 1998 Stock Incentive Plan as supplemented for Israeli employees and any option agreement entered into by Purchaser and Employee pursuant to any such grant.

   (g) Managers Insurance. During the Employment Term, Employee shall be entitled to Managers Insurance in an amount equal to 13.33% of the Base Salary, which shall be paid monthly to the Managers Insurance Plan directly by the Company. Employee shall contribute an additional 5% of his Base Salary to the Managers Insurance Plan. The Company shall contribute up to a maximum of an additional 2.5% of the Base Salary to the Employee's Managers Insurance Plan in respect of disability insurance. Employee's Managers Insurance Plan shall continue in effect and shall continue to be apportioned in such manner as was in effect immediately prior to the Closing Date.

   (h) Vacation. Employee will be entitled to paid vacation in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Notwithstanding the foregoing, in no event shall Employee be entitled to fewer vacation days than he was entitled to immediately prior to the Closing Date. Employee may not accrue his vacation days for more than twelve (12) months and at the end of each calendar year during the Employment Term, the Company shall redeem any accrued, unused vacation days by paying Employee an amount equal to his per diem salary for each day of vacation which is not used by Employee during the year.

   (i) Military Reserve Duty. Employee shall receive his full salary for any periods of active military reserve duty. Employee shall furnish the Company with all certificates evidencing his service in active military reserve duty as may be requested by the Company from time to time.

   (j) Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

   (k) Continuing Education Fund. The Company shall contribute to Employee's current Continuing Education Fund. The amount of such contribution shall equal 7.5% of Employee's Base Salary per month and shall be subject to Employee's contribution of an additional 2.5% of his Base Salary per month.

6. Termination. If Employee's employment with the Company terminates at any time and for any reason, then (i) all vesting of any non-vested equity awards made by the Company or Parent to Employee will immediately terminate, (ii) all payments of compensation by the Company to Employee hereunder will immediately terminate (except as to amounts already earned), and (iii) Employee shall not be entitled to receive any severance or other benefits hereunder except to the extent provided by applicable law. Notwithstanding the foregoing, the termination of Employee's employment shall not affect the Employee's vested options, except as set forth in the terms of Employee's option grant. Notwithstanding the foregoing, any amounts paid by the Company into Managers Insurance on the Employee's behalf in respect of severance pay shall be credited against any Company obligation for statutory severance pay.

7. Assignment of Inventions: Electronic Policy. If Employee has not previously done so, Employee agrees to enter into the Invention Assignment Agreement, the form of which is attached as Exhibit F-1 to the Share Purchase Agreement (the "Invention Assignment Agreement"), and the Electronic and Telephonic Communications System Policy Agreement, the form of which is attached as Exhibit F-2 to the Share Purchase Agreement, which documents are incorporated herein by reference, as a condition of employment hereunder.

8. Non-Competition and Non-Solicitation.

   (a) Beginning on the Closing Date and ending on the later to occur of (i) the first (1st) anniversary of the Employee's termination of employment with the Company and (ii) the second (2nd) anniversary of the Closing Date (the "Non-Compete Period"), Employee shall not, unless his employment was terminated by the Company otherwise than for Good Cause (as hereinafter defined) or by the Employee for Good Reason (as hereinafter defined), other than on behalf of the Company, Parent or any of their subsidiaries, directly or indirectly, without the prior written consent of Company or Parent, engage in anywhere in the "Geographic Area" (as defined below) in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934) or the securities laws of any other jurisdiction, or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose." The term "competing business purpose" shall mean the design, development, marketing and sale of advanced cable broadband solutions, including but not limited to, voice-over IP technologies and circuit switched technologies.

   (b) During the Non-Compete Period, Employee shall not, directly or indirectly, without the prior written consent of the Company or Parent, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or customer of the Parent, Company, or any subsidiary of Company to terminate his or her employment with or customer relationship with Parent, the Company, or any subsidiary of the Company.

   (c) The Geographic Area shall mean anywhere in the world where the Parent, Company or any subsidiary of the Company conducts business including, without limitation, the United States and Israel.

   (d) "Good Cause" shall mean (i) a criminal conviction in respect of a Felony (Pesha), (ii) material refusal to comply with reasonable rules, regulations, policies directions and restrictions as may be established from time to time by the Company and are not cured within thirty days following notice from the Company, (iii) repeated abuse (following at least one written warning from the Company) of alcohol or any use of narcotics or other controlled substances, (iv) conduct which the Company reasonably determines to constitute insubordination, (v) conduct (A) involving dishonesty against the Company or breach of fiduciary duty, or (B) materially adversely affecting the reputation, goodwill or prospects of the Company, (vi) any material breach of Employee's obligations under this Agreement, other than this Section 8, which is not cured within thirty days following notice from the Company, (vii) any material breach of Employee's obligations under Section 8 of this Agreement, or (viii) or any other conduct that has been deemed "Cause" for the purposes of dismissal without Severance Pay under the laws of the State of Israel, and "Good Reason" shall mean the termination of employment by the Employee as a result of (i) a material breach by the Company of this Agreement, (ii) any assignment to the Employee of any duties materially inconsistent with the duties he and the Company have agreed in writing shall be associated with his position as set forth in Section 1 hereof,
(iii) the Company having made it a condition to his continued employment that the Employee permanently relocate from Israel or
(iv) a material reduction in the Employee's compensation or benefits he is entitled to hereunder as of the date hereof.

   (e) The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

   (f) Employee acknowledges that the nature of the Parent's and Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Parent or the Company soon following the termination of Employee's employment with the Company, it might be difficult for the Employee not to rely on or use the Parent's and Company's trade secrets and confidential information. The Employee has agreed to enter into this Agreement to reduce the likelihood of disclosure of the Parent's and the Company's trade secrets and confidential information.

   (g) Employee also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Parent and Company are engaged in a highly competitive industry, (ii) the Employee has had unique access to, and acknowledges that he will continue to have access to, the trade secrets and know how of the Parent and Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Parent and Company,
(iii) the Employee is receiving significant compensation in connection with the Share Purchase and pursuant to this Agreement, and (iv) the Employee believes that in the event the Employee's employment with the Company ended, Employee would be able to obtain suitable and satisfactory employment without violation of this Agreement.

   (h) Employee agrees that it would be impossible or inadequate to measure and calculate the Parent's or Company's damages from any breach of the covenants set forth in this Section. Accordingly, Employee agrees that if he breaches any provision of this Section, the Parent or Company will have available, in addition to any other right or remedy otherwise available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief. Employee hereby expressly consents to the issuance of such injunction and to the ordering of such specific performance.

9. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for purposes of enforcing the Company's rights hereunder. The provisions of this Agreement will thereafter apply only to the business of the Company and Parent and not the business of such successor. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee's right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

     If to the Company:

     GADline, Ltd.
     Beit Rokar
     Har Hotzvim
     P.O. Box 45138
     Jerusalem 91450 Israel
     Attention:  Chief Financial Officer
     Facsimile No.: 972-2-586-7590

     with a copy to:

     Com21, Inc.
     750 Tasman Drive
     Milpitas, CA 95053
     Attn: Chief Financial Officer
     Facsimile No.: (408) 953-9110

     If to Employee:

     at the last residential address known by the Company.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Integration. This Agreement, together with the Invention Assignment Agreement and any other documents incorporated herein by reference represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. Employee acknowledges and agrees that this Agreement replaces in their entirety any written or oral employment agreement, offer letter or other compensatory or severance agreement previously in effect between the Company and Employee. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes, National
Insurance Institute payments and other mandatory payments.

16. Governing Law. This Agreement will be governed by the laws of the State of Israel (with the exception of its conflict of laws provisions).

17. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Contingency of Agreement upon Share Purchase. This Agreement shall be null and void and have no effect unless the Share Purchase contemplated by the Share Purchase Agreement by and between Parent and the Company is consummated.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.












IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

     GADLINE, LTD.


     By: __________________             Date: ___________________

     Title: _______________



     [EMPLOYEE]


     ______________________             Date: ___________________
     [Employee]